EXHIBIT 99.1

 TMSF Holdings, Inc. Announces Preliminary Financial Results for the
        Three Months and Nine Months Ended September 30, 2004
                          and Conference Call

    LOS ANGELES--(BUSINESS WIRE)--Nov. 19, 2004--TMSF Holdings, Inc. (OTCBB:TMFZ) announced that for the three months and nine months ended September 30, 2004 income before tax from its wholly-owned subsidiary, The Mortgage Store Financial, Inc., was $5.2 million and $10.2 million, respectively, compared to a pre-tax loss of $732,000 and income before tax of $882,000 for the corresponding periods in 2003. Earnings per share for the third quarter and year to date in 2004 were $0.21 and $0.43, respectively. Strong growth in mortgage origination and higher premiums from the sale of loans resulted in total revenue of $16.3 million during the three months ended September 30, 2004, an increase of 182% from $5.4 million in revenue for the comparable period in 2003.
    Mr. Raymond Eshaghian, CEO of TMSF Holdings, Inc. and President of The Mortgage Store Financial, Inc., commented on the third quarter and nine month results for 2004, stating, "Our strategy of emphasizing higher-premium Alt-A type mortgage loans has again clearly shown its validity in this quarter, as it did last quarter, when we reported an 83% year-over-year increase in quarterly revenue from sales of mortgage loans, to $8.8 million." Mr. Eshaghian added, "We have successfully established our company as a niche lender and expanded our geographical coverage with the introduction of our loan programs into new markets across the country. We continued to invest in marketing and implementation of information technologies that have improved our services and delivery systems to support our future growth."

    Conference call scheduled for Tuesday, November 23

    TMSF Holdings, Inc. also announced that it will hold a conference call to discuss third quarter 2004 earnings on Tuesday, November 23, 2004 at 10:00 a.m. PST (1:00 p.m. EST).
    To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 586-7724. There is no pass code required for this call.
    If you are unable to participate in the call at this time, a replay will be available on Tuesday, November 23, 2004 at 1:00 p.m. PST, through Tuesday, November 30, 2004 at 9:00 p.m. PST. To access the replay dial (800) 642-1687 and enter the conference ID number 2245725.
    A replay and transcript of the conference call will be made available on the web site of TMSF Holdings, Inc. at www.TMSFHoldings.com.

    About the Company

    TMSF Holdings, Inc. is a financial holding company that through its wholly-owned subsidiary, The Mortgage Store Financial, Inc., is engaged in nation-wide mortgage banking. The goal of The Mortgage Store Financial, Inc. is to become a national leader in the mortgage banking industry by continuing to expand its geographical coverage and maximizing the volume of business from existing clients while adopting innovative processes to improve its profitability.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with regards to our company's revenues, earnings, spending, margins, cash flow, orders, inventory, products, actions, plans, strategies and objectives. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "plan," "project," "will be," "will continue," "will result," "could," "may," "might," or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause our company's actual results to differ materially from those which are management's current expectations or forecasts. Such information is subject to the risk that such expectations or forecasts, or the assumptions underlying such expectations or forecasts, become inaccurate.

    The risks and uncertainties are detailed from time-to-time in reports filed by our company with the Securities and Exchange
Commission, including Forms 8-K, 10-QSB, and 10-KSB, and include, among others, the following:

    --  National, statewide and local economic slowdown or recession;

    -- Changes in interest rates, demand for consumer credit and real estate values;

    --  Reduction in loan origination volume and net interest income;

    --  Higher delinquency and default rates on loans;

    -- Obligations to repurchase loans we have sold due to delinquency, defaults or other defects, such as non-compliance with laws, regulations or underwriting standards;

    -- Intense competition from mortgage banking companies, Internet-based companies and traditional and thrift lenders;

    --  Effectiveness of underwriting and collection policies;

    -- Ability to maintain significant levels of cash and warehouse credit facilities to fund our loan originations;

    -- Limitations on growth caused by credit facility covenants and restrictions;

    -- Ability to attract and retain qualified sales and management personnel;

    -- Continued maintenance and operation of our information systems and ability to adapt to and implement technological changes in the industry;

    -- Maintenance and expansion of our network of independent brokers;

    --  Seasonal trends and patterns in housing sales;

    -- Potential liability for fraudulent and negligent acts on part of the loan applicants, mortgage brokers, vendors and our employees;

    -- Costs and potential liabilities related to compliance with complex and inconsistent laws and regulations at the federal, state and local levels, including, but not limited to, the uncertainty of judicial interpretation of the legality of "yield spread premium" payments we make to mortgage brokers on many of our loans, and including "anti-predatory lending" laws;

    -- Lack of liquidity resulting from, among other things, historically low trading volume in our common stock and securities regulations applicable to us as a "penny stock";

    --  Fluctuation in quarterly revenues and operating results;

    -- Control of our company by an individual who is an officer, director and majority stockholder;

    -- Compliance with recent legislation including the Sarbanes-Oxley Act of 2002; and

    -- Other factors referenced or incorporated by reference in this report and other reports.

    The risks included here are not exhaustive. Other sections of this report may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time-to-time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also be aware that while we do, from time-to-time, communicate with securities analysts, we do not disclose any material non-public information or other confidential commercial information to them. Accordingly, individuals should not assume that we agree with any statement or report issued by any analyst, regardless of the content of the report. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.

    CONTACT: TMSF Holdings, Inc.
             Masoud Najand, 213-234-2401
             213-234-2801 Fax
             or
             CCG Investor Relations
             Sean Collins/William Coffin, 818-789-0100
             818-789-1152 Fax